Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FairPoint Communications, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-122809) and on Form S-3 (Nos. 333-127759 and 333-127760) of FairPoint Communications, Inc., of our report dated March 12, 2007, with respect to the consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in this Amendment No. 1 to the December 31, 2006 annual report on Form 10-K/A of FairPoint Communications, Inc.

Our report dated March 12, 2007 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 contains an explanatory paragraph that states the Company acquired The Germantown Independent Telephone Company (GITC), Unite Communications Systems, Inc. (Unite), and Cass County Telephone Company Limited Partnership and LEC Long Distance, Inc. (Cass County) during the year ended December 31, 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, internal control over financial reporting of GITC, Unite, and Cass County associated with total assets of $36.6 million and total revenues of $6.6 million, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of GITC, Unite, and Cass County.

Our report dated March 12, 2007 on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Charlotte, North Carolina
May 30, 2007